Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.25 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$227.46	Daily Average Number of Shares Traded[2]	21,080
NAV per share[1]	$15.16	Outstanding Shares[3]	15,005,224
Closing price[2]	$13.26	Expense Ratio (10/31/2018)	1.62%
Discount	12.53%	Portfolio Turnover (10/31/2018)	31.30%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-7.47%	3.56%	-2.07%	-1.98%	-7.43%	6.31%
MXF NAV	-6.71%	1.91%	-3.14%	-2.63%	-5.89%	5.67%
EWW NAV[4]	-6.93%	3.93%	-3.07%	-3.59%	-6.80%	3.12%
MSCI Mexico Index	-7.50%	2.87%	-2.71%	-2.63%	-6.25%	3.42%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During May 2019, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (63.54% of Net Assets)
1 América Móvil	12.98%	6 Cemex	4.30%
2 Grupo Financiero Banorte	9.32%	7 Ternium	4.23%
3 Fomento Económico Mexicano	7.83%	8 Alfa	4.21%
4 Wal-Mart de México	6.69%	9 Mexichem	3.97%
5 Grupo México	6.14%	10 Grupo Aeroportuario del Pacífico	3.87%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered primarily negative returns during May 2019. The MSCI World Index and MSCI Emerging Markets Index decreased 6.1% and 7.5%, respectively, during the month, affected by significant trade tensions between the U.S. and China. The U.S. Federal Reserve maintained unchanged its overnight interest rate at the current rate of between 2.25% and 2.50%. The DJIA and the S&P 500 decreased 6.7% and 6.6%, respectively, during May 2019; the U.S. dollar appreciated 0.3% (measured by the DXY Index5) and the yield on the U.S. 10-year Treasury note registered a sharp decrease of 38 basis points to 2.12% during the month.
On May 30, 2019, U.S. President Donald Trump announced that the United States will impose a 5% tariff on all Mexican imports beginning on June 10th, increasing by 5% each month, until reaching a level of 25% by October. The tariff will be implemented and continue unless Mexico takes sufficient action to remedy illegal immigration into the United States. Negotiations have commenced between both countries so that an agreement might be reached before the tariffs are put in place. The foregoing contrasts with the agreement reached by the United States with Mexico and Canada earlier in the month, in which the United States eliminated steel and aluminum import tariffs, which had been in place since June 2018, while Mexico also eliminated reciprocal tariffs it had applied on certain U.S. goods. This announcement marked a step toward the approval of the USMCA agreement by the Congress´ of the three countries.
As a result of the declaration by President Trump regarding import tariffs, the MSCI Mexico Index decreased 7.5% during the month and the Mexican peso depreciated 3.4% to Ps. $19.62.
In local news, the Mexican President presented the National Development Plan for the period 2019-2024 to the Lower House for discussion and approval which aims to, among other things, result in a sustained growth rate of approximately 4.0% from 2021 onwards. The National Development Plan also aims to encourage private investment (both domestic and foreign) and strengthen the Mexican economy through the creation of productive jobs and wage recovery. Mexico´s Central Bank maintained unchanged its overnight interest rate at 8.25%. Finally, official GDP for the first quarter of 2019 grew at an annual rate of 1.2%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.